UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON D.C. 20549

                             FORM SB-2

      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         (AMENDMENT NO. 1)

                        File No. 333-64800

                       WRAP-N-ROLL USA, INC.
  --------------------------------------------------------------
          (Name of Small Business Issuer in its Charter)


      NEVADA                    7312                   84-1432450
 --------------------    -----------------------   -------------------
(State or Jurisdiction    (Primary Standard        (I.R.S. Employer
 of Incorporation or   Industrial Classification  Identification No.)
    Organization)              Code Number)


             1056 EAST PLATINUM WAY, SANDY, UTAH 84094
                          (801) 576-8073
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   (Address and Telephone Number of Principal Executive Offices)


             1056 EAST PLATINUM WAY, SANDY, UTAH 84094
------------------------------------------------------------------
                   (Address of Principal Place of Business or
                     Intended Principal Place of Business)


                           CLIFF HALLING
             1056 EAST PLATINUM WAY, SANDY, UTAH 84094
                          (801) 576-8073
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     (Name, Address and Telephone Number of Agent for Service)

                Approximate date of commencement of
                   proposed sale to the public:
                         September 1, 2001
                  ------------------------------

   Copies of all communications, including communications to the agent, should be sent to:

                       Mark E. Lehman, Esq.
                Lehman Walstrand & Associates, LLC
                    8 East Broadway, Suite 620
                  Salt Lake City, UT  84111-2204
                          (801) 532-7858
                        (801) 363-1715 fax

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] ________________________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] ________________________.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]________________________.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check this box: [X]

                         CALCULATION OF REGISTRATION FEE

--------------------  -----------------  ------------  ----------------  ----------------  --------------
   TITLE OF EACH          AMOUNT OF         DOLLAR         PROPOSED          PROPOSED
     CLASS OF             SECURITIES        AMOUNT         MAXIMUM           MAXIMUM           AMOUNT OF
   SECURITIES TO            TO BE           TO BE       OFFERING PRICE      AGGREGATE       REGISTRATION
   BE REGISTERED         REGISTERED       REGISTERED       PER UNIT      OFFERING PRICE          FEE
--------------------  -----------------  ------------  ----------------  ----------------  --------------

    common stock        610,000 shares      $61,000         $ N/A             $61,000           $15.25
 ($0.001 par value)   -----------------  -----------    ---------------   ---------------  --------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                                   iii

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION: October 9, 2001

                       WRAP-N-ROLL USA, INC.

                   610,000 Common Shares


     This prospectus covers 610,000 shares of the common stock of Wrap-N-Roll USA, Inc. The persons named herein under the caption "selling security holders" are offering all of these shares for sale. We will not receive any of the proceeds from the sale of shares by the selling security holders. There is no established public trading market for our common stock, and a market may not develop in the future.

     PLEASE READ THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS
PROSPECTUS BEFORE MAKING A DECISION TO INVEST IN OUR SECURITIES.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is ______________, 2001

                        PROSPECTUS SUMMARY

     In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in Wrap-N-Roll discussed under "Risk Factors" before you decide to buy shares of our common stock.

Our Company

     Wrap-N-Roll provides specialized advertising services to businesses of all sizes using large format digital printing on perforated and non-perforated vinyl substrates. Through use of a special non-corrosive, vinyl material with a patented adhesive made by 3M, we offer businesses the ability to wrap the exterior of buildings, windows and motor vehicles with an advertising message.

Our principal executive offices are located at 1056 East
Platinum Way, Sandy, Utah 84094. Our telephone number is (801) 576-
8073.
Summary Financial Information

     Income Statement Data

                           Six Months                              From Inception on
                              Ended       Years ended December 31,  9/26/97 through
                          June 30, 2001       2000         1999      June 30, 2001
Revenue                        $42,140      $    -0-     $   -0-     $ 42,140
Total operating expenses       $65,985      $ 10,700     $   835     $ 78,997
Total other income (expenses)  $   641      $   (242)    $   (49)    $    313
Net loss                       $(23,204)    $(10,942)    $  (884)    $(36,544)

     Balance Sheet Data


                             As of          As of December 31,
                         June 30, 2001      2000          1999

Total current assets       $ 62,070       $10,289        $9,400
Total assets               $ 89,970       $10,289        $9,400
Total current liabilities  $ 57,511       $12,629        $  798
Long-term debt             $ 21,743       $   -0-        $  -0-
Unearned revenue(1)        $ 36,260       $   -0-        $  -0-
Total stockholders'        $(25,544)      $(2,340)       $8,602
equity (deficit)

(1) Wrap-N-Roll recognizes revenue in the period when the services are performed or product is delivered. At June 30, 2001, we recorded unearned revenue of $36,260 for the prepaid portion of a job in process at that date.

The Offering

     As of the date of this prospectus, we have 11,000,000 shares of our common stock issued and outstanding. This offering is comprised of securities offered by the selling security holders only. The selling security holders are offering a total of 610,000 shares of our common stock to the public at a price to be determined later. Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale of the securities. Because our current assets at June 30, 2001 were $62,070 and our current liabilities plus liability for unearned income totaled $93,771, we may borrow funds from our management to pay the offering expenses.

                           RISK FACTORS

     Prior to making a decision to invest in Wrap-N-Roll common stock, prospective investors should carefully consider, together with other matters referred to herein, each of the following risk factors.

     We are a new business and investment in our company is risky. We have an extremely limited operating history so it will be difficult for you to evaluate an investment in our stock. We have limited experience and a short history of operations with respect to marketing our specialty advertising. We have had only minimal revenues and we cannot assure that we will be profitable. As a young company, we are especially vulnerable to the problems, delays, expenses and difficulties encountered by any company in the development stage.

     We have limited resources with which to pursue our business, so our growth will be limited. We will not receive any of the proceeds of this offering, so that at present all of our operations and business development must be funded internally from revenue we generate from selling our specialty advertising. For the six months ended June 30, 2001, net cash provided by operations was $42,173, but this included $36,260 of unearned revenue representing prepaid advertising for which we had yet to incur the operating expenses necessary to provide the advertising purchased. As a result of our limited revenue it is likely the growth and development of our business will be limited as well.
In order to substantially expand our operations in a relatively short period of time, we will need to raise capital from other sources. We have no plans or arrangements for raising new capital to expand our operations, and we have no reason to believe that new capital will be available to us on acceptable terms.

     We may seek capital from other sources, which could dilute your interest in Wrap-N-Roll. Since our goal is to expand and develop our business, it is likely we will seek additional capital in the future. Although we have no plans or arrangements for obtaining new capital at the present time, it is likely that any such plan that may arise in the future will involve the sale of additional shares of common stock or securities convertible to, or exercisable for, common stock. In these circumstances, your percentage ownership interest in Wrap-N-Roll would be diluted and you would not benefit from the capital we obtain unless we are successful in using that capital to substantially improve operations and enhance the value of equity ownership in Wrap-N-Roll.

     Our lack of market studies may impair our ability to attract customers. We have market studies of consumer impressions resulting from graphic advertising on truck fleets using the interstate highway system that we use in marketing our service, but we do not have any market studies that show how many consumer impressions result from graphic vehicle and building advertising in local metropolitan markets. Consequently, we are only able to market our service by analogy, which is not the same as having meaningful data on consumer impressions in local markets to compare to more traditional advertising media, such as television, radio, newspapers, and billboards. This places us at a disadvantage when trying to get a customer to switch advertising dollars from traditional media to our advertising service. We do not have the resources to pay for our own market study, so unless an unrelated source conducts such a market study we can use, we will labor under this disadvantage for the foreseeable future.

     We sell only 3M graphic image advertising applications, so the number of printers and installers we can use is limited. 3M is the major supplier of vinyl graphic image material in the United States, and we sell only 3M products because of their reputation for quality and durability. There is only one printer certified by 3M to produce its graphic image products in the Salt Lake City area. Further, there are only two installers in the Salt Lake City area certified by 3M to install its graphic image products. If, in the future, we expand our business to other metropolitan areas, we expect there will also be a limited number of 3M certified printers and installers in those areas. The limited number of printers and installers has not affected our operations to date, probably because our operations recently commenced and have been very limited. However, if our operations grow substantially, then the limited number of printers and installers in our area may impair our ability to deliver installed product on a timely basis to customers and adversely affect marketing of our advertising service and expansion of our business.

     We may face competition from our printers and installers that could adversely affect our business. We do not have non-compete agreements with any of the printers or installers we use to produce and install the advertising products we sell. Consequently, any of them could elect to implement a strong in-house marketing program to eliminate us as the "middle man" with existing and future customers. If one of our printers or installers where to implement such a program, it could adversely affect our sales and operations.

     Our success is dependent on the efforts of only two employees. We have only two employees, which includes our president. Consequently, the development and success of our business is dependent on the efforts of only a small number of persons. If we were to lose the services of one or both of these employees, we may not be able to find suitable replacements capable of effectively advancing our business.

     It is likely public transactions in our stock will be covered by the Penny Stock rules, which impose significant restrictions on
broker-dealers and may affect the resale of our stock.   A penny
stock is generally a stock that

     - is not listed on a national securities exchange or Nasdaq,

     - is listed in "pink sheets" or on the NASD OTC Bulletin
     Board,

     - has a price per share of less than $5.00 and

     - is issued by a company with net tangible assets less than $5 million.

     The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

     - determination of the purchaser's investment suitability,

     - delivery of certain information and disclosures to the purchaser, and

     - receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

     Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. It is likely our common stock will be covered by the penny stock trading rules.
Therefore,

     - such rules may materially limit or restrict your ability to resell our common stock, and

     - the liquidity typically associated with other publicly traded equity securities may not exist.

     The lack of liquidity in our stock may make it difficult for you to sell your shares. Presently there is no public trading market for our common stock. The likely effect of the restrictions imposed by the Penny Stock rules and lack of an active trading market for our shares will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock, and increased transaction costs for sales and purchases of the stock as compared to other securities. The lack of liquidity or inactive market for your stock may cause you to lose money on an investment in our stock.


                 INFORMATION ABOUT WRAP-N-ROLL

Our periodic reports

     We currently file periodic reports pursuant to the Securities and Exchange Act of 1934. All of our reports, such as annual and quarterly reports, and other information are filed electronically with the Securities and Exchange Commission ("SEC"). The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically. Our annual and quarterly reports will not be sent to security holders but can be obtained utilizing this web site.

Information not in this prospectus

     We will provide without charge to each person who receives a prospectus, upon written or oral request of such, a copy of any of the information that was incorporated by reference in this prospectus. Any person with such request should contact:

         Wrap-N-Roll USA, Inc.
         Attention: Investor Relations
         1056 East Platinum Way
         Sandy, Utah 84094
         Telephone: (801) 576-8073

Forward Looking statements

     This prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may", "will", "should", "except", "anticipate", "intend", "estimate", "continue", "believe", "expects" or other similar words. Similarly, statements that describe Wrap-N-Roll's future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this prospectus.

                          USE OF PROCEEDS

     We will not receive any proceeds from the sale of the securities by the selling security holders.

                      DESCRIPTION OF BUSINESS

Background

     We were incorporated under the laws of the State of Nevada on September 26, 1997 under the name Oxy General Corporation for the purpose of seeking a business in which to participate. In June 1999, Cliff Halling, our president, invested $10,000 in Wrap-N-Roll for 10,000,000 shares of common stock. Our sole officer and director at that time was Ken Kurtz, who resigned his positions in favor of the appointment of Mr. Halling. Messrs. Halling and Kurtz were both employed by Canton Financial of Salt Lake City in 1997, where they met. In the spring of 1999 Mr. Halling expressed to Mr. Kurtz his desire to develop and operate a business, and Mr. Kurtz offered to sell him a controlling interest in Wrap-N-Roll so that he could use the corporation for developing a business. We were not engaged in any active business operations until October 2000. In 2000 we developed internally a business plan for marketing specialty advertising services, which we began in October 2000. On November 17, 2000, we changed our name to Wrap-N-Roll USA, Inc. to better suit our new business.

Business

     We provide specialized advertising services to businesses of all sizes emphasizing on large format digital printing on perforated and non-perforated vinyl substrates. Through use of a special non-corrosive, vinyl material with a patented adhesive made by 3M, we offer businesses the ability to wrap the exterior of buildings, windows and motor vehicles with an advertising message.

     Our services are segmented into stationary or mobile advertising services. Stationary advertising services are defined as advertising services provided by us utilizing stationary mediums for the display of the advertising message. Such mediums include buildings, windows and storefronts. Mobile advertising services are defined as advertising services provided by us utilizing mobile mediums such as a motor vehicle, for the display of the advertising message.

     Currently, we sub-contract out the design, layout, printing and installation services to third party providers. We market the advertising product produced and installed by others, so we do not maintain any production facilities or inventory for our business. We conduct our business from our sales office and all sales calls are made at the location of the prospective customer. We charge advertisers either a fixed fee on a project-by-project basis or provide continuous services billed on a contract basis. We coordinate the logistics of the printing and installation process and when requested, negotiate contracts with third party building or motor vehicle operators for the purposes of displaying an advertiser's message on their properties or vehicles. Where the advertising will remain on a property or vehicle for more than one month, the advertiser is required to pay a monthly advertising fee, half of which we retain and half is paid to the owner of the building or vehicle on which the add is displayed. The monthly advertising fee is between $500 and $1,500 per month depending on the size of the ad and whether it is placed on a building or vehicle.

     We offer only 3M graphic image advertising applications because we believe this product has superior quality, which is backed by a warranty from 3M that protects our clients. There is one printing company, ProGrafix International, Inc., based in Layton, Utah, that is a 3M certified printer, so we rely solely on this supplier to print our advertising projects. Each printing job is bid out separately based on the size and complexity of the project. In our experience, the cost of printing the advertising material is between $5.00 and $6.00 per square foot depending on the complexity of the design. Since each print order is bid individually based on the complexity and size of the order it is not possible to enter into a contract with ProGrafix that fixes the price for graphic product. While there are other companies other than 3M that produce graphic image advertising applications, we do not believe based on our own evaluation of the products, that they have the same quality and warranty protection as 3M products. Consequently, the loss of our relationship with our printer could force us to seek other sources of product that would not have the same features as 3M products that we believe are positive selling points, which could adversely affect our sales effort. We have experienced no problems or delays in obtaining printed material from ProGrafix as required to fulfill our purchase orders on a timely basis. We believe our relationship with ProGrafix is good and that ProGrafix can meet all of our needs for printed material for at least the next 12 months.

     We use the services of local 3M certified installers.
Several of these installers are on staff at ProGrafix and one installer is independent. Each installation is bid out separately based on the size and complexity of the project. In our experience the cost of installation is between $2.00 to $4.00 per square foot depending on whether it is a flat installation or installation on a contoured surface, such as an entire vehicle.
We believe that there are numerous installers available from which we can choose to provide our installation services. Consequently, we do not believe it is necessary for our business to enter into long term contracts to obtain installation services.

     Since we sell 3M products printed and installed by certified 3M suppliers, our clients are entitled to rely on 3M's warranty. Depending on the product and where it is used, 3M guarantees that the graphic will be free from manufacturing defects, premature failure, and loss of adhesion for one to eight years. Under the warranty 3M will replace or refund the price of any graphic material that does not meet its warranty. Since we rely on the 3M warranty for the advertising product we sell, Wrap-N-Roll does not offer it own warranty or guarantee of performance.


     Payment by us for services to both the printing and installation companies are made at completion of the project. As our relationship with these companies grows, we anticipate that we will enter into written contracts and seek more favorable payment terms.

     We determine our fees based on the size of the printing project and the complexity of the design and installation. We charge between $14 and $17 per square foot of material installed, which includes all of the printing and installation. Additional fees are billed for the rights to display the advertising message on a third party building or motor vehicle unrelated to the advertiser.

     The advertiser is expected to pay an initial installment fee to begin development of the wrap, which takes approximately two weeks to design, develop and print. The advertiser provides its advertising artwork to us and we sub-contract a local designer to design, develop and print the large format digital advertisement on a vinyl substrate. We then sub-contract a local 3M certified installer to install the advertising message. An additional payment is made at completion of the installation of the advertising message. Contract services are based on one-month, three-month, six-month, or one-year contracts to display an advertiser's message on a third party building or motor vehicle and are billed monthly.

Mobile Advertising Services

     We believe American businesses spend substantial sums annually to promote their advertising messages through a variety of media including TV, radio, newspaper, magazine, direct mail, telemarketing, billboards, signs and more recently, the Internet. The goal of the advertiser is to utilize the media that reaches the advertiser's target audience in the most cost-effective manner and to repeatedly transmit its message to generate brand recognition and stimulate a purchase.

     We believe more and more businesses are finding that they can gain additional exposure and brand recognition by displaying their company's logo or advertising message on vehicles driven by their employees or others. The motor vehicle, which is wrapped with the advertiser's message, is driven in high traffic areas where the advertiser's message can be displayed to other motorists. Occasionally the motor vehicle may also be parked in high traffic areas where the permission has been granted or purchased for the rights to park and display a vehicle.

     We believe that this method of advertising can compete for advertising dollars against methods that businesses typically allocate to reach the mobile public, such as radio and billboard advertising, because of the novel way in which this method attracts attention. We have not performed any market studies to determine whether our method of advertising will be accepted in local markets. Our belief regarding the marketability of our advertising product is based on marketing material produced by 3M containing information on studies done in the trucking industry. As stated in these 3M materials, a survey conducted by RY&P, a major advertising agency in the leisure and travel industry, showed that

     * 96 percent of respondents noticed the words and pictures displayed on trucks,

     * 98 percent of respondents said fleet graphics created a positive image for the company, and

     * 96 percent of respondents said fleet graphics had more impact than billboards.

     We believe that our advertising product will have similar impact in local markets as in the trucking industry.

     To reach the mobile public, we seek to have the vehicles we wrap with advertisement driven in high traffic areas. As such, we expect that wrapped vehicles will be driven primarily in metropolitan markets that have populations in excess of 200,000 people.

     The primary geographic market, in which we expect our wrapped vehicles to be driven, includes various metropolitan areas in the state of Utah, with a combined population of approximately 875,000. If we are successful in establishing our business in Utah, we will explore opportunities for expanding our business to other metropolitan areas in the western United States. We have not evaluated any other metropolitan areas for expansion of our business. If our business achieves a level of success that we believe supports expansion in other areas, we expect we will first evaluate Denver, Colorado, Phoenix Arizona, or Las Vegas, Nevada because they are the metropolitan areas with the largest populations in closest proximity to Salt Lake City.

     The vehicles used for mobile advertising services are either provided by the advertiser, its employees, private parties or, to a limited extent, by us. When vehicles leased us are to be utilized, our sales representatives and other employees are expected to drive the vehicle to sales appointments or on company errands traversing through high traffic areas to display the advertiser's message to other motorists. From time to time, the drivers of the wrapped vehicles are also expected to pass out the advertiser's fliers and coupons.

     As indicated, we may also sub-contract with private parties to have their vehicles wrapped. We expect to pay these parties a monthly fee to have the advertiser's logo wrapped on their car.
We seek to target individuals who drive newer model cars and whose occupations demand frequent travel in high traffic areas. We prefer utilizing vehicles owned by private parties that have a unique design that stands out among other vehicles and provides the greatest opportunity to attract attention. We currently own our van and lease one Volkswagen Beetle for advertising use. We have received calls from private owners of other types of vehicles interested in using their cars for advertising. We may use other models and years of cars to display advertisements depending on various factors including cleanliness of the vehicle, market demand, availability of vehicles and the willingness of the contracted private party to actively draw attention to the vehicle, and cost.

     We own one vehicle and lease another. Currently we have wrapped an additional 115 vehicles for clients.

     The vehicles wrapped with an advertisement are in operation primarily during the hours of 8:00 AM to 5:00 PM, five days a week. However, because the wrap remains on the vehicle during the entire terms of an advertiser's contract, the advertisement is displayed anytime the vehicle is driven which may be at any hour during any day of the week.

     The vehicles are wrapped with a non-corrosive vinyl material, which remains on the vehicle during the term of the advertisers contract. The special material allows parties within the vehicle the ability to see out of the windows, while parties on the outside of the vehicle only see the advertising message. Upon completion of the contract, the wrap is easily removed and disposed of without any adverse effect on the vehicle or the environment.

Stationary Advertising Services

     We seek to target businesses for the purposes of providing large format, high resolution, and digital printing advertisements that the business can display on exterior windows of their buildings. Until recently, advertisements displayed on windows of certain businesses have been hand-painted, or have been large format posters taped to the interior of an exterior window.

     We provide what we believe to be a superior, cost-effective alternative. The advertisements displayed by us are substantially more attractive and last longer than traditional display methods.

     The material used for our stationary advertising services is the same as what is used for our mobile advertising services. The exterior windows are covered with a non-corrosive, thin-film, vinyl material that allows parties within the building the ability to see out of the windows, while parties on the outside of the building only see the advertising message. An advertising message can be installed on a typical 4' x 5' window in approximately 15-20 minutes. The material can withstand all types of weather conditions and is expected to display a quality image for up to three years.

     Currently, we have 10 customers for our stationary advertising services.

     We perform installation services for our clients on ground level installations. For all other types of installations, we expect to sub-contract with independent third party installers.

     Prices on projects are expected to vary by size of the advertisement, window height from ground level, timing of the installation and overall complexity of the installation.

Marketing

     Initially, we seek to target businesses in the Salt Lake City area to advertise utilizing our stationary or mobile advertising programs. We seek to attract national advertisers as well.

     According to the Utah Chamber of Commerce, there are approximately 53,000 businesses along the Wasatch Front in the state of Utah, with a majority residing in the greater Salt Lake
City metropolitan area.

     For our mobile advertising services we seek to target businesses with sizable fleets of vehicles such as delivery or transportation companies. For our stationary advertising services, we seek to target building owners and businesses with window exposure.

     To date, we have attracted a limited clientele through telemarketing, canvassing and word-of-mouth advertising. We plan to implement a regular routine of telemarketing and canvassing to attract additional clientele and expect most of our clientele to come from these methods of marketing. Additionally, we have been advertising our services by wrapping a company-leased vehicle with our own logo and implementing the advertising methods that we offer to our clientele. We also expect to market our services at trade shows. We have established an Internet web site, www.wrapnrollusa.com, that we use as an online brochure to which we can refer potential clients for examples of out large format graphic advertising. We do not intend to rely on our website or the Internet for marketing our advertising.

     Additionally, we expect to attract a portion of our clientele through publicity generated by radio, television and newspaper because the uniqueness and novel way in which we provide advertising services for businesses.

     In June 2001, we entered into a Joint Agreement with Newspaper Agency Corporation, the company that distributes daily newspapers in the Salt Lake City area, to sell advertising for display on 50 vans operated by the Newspaper Agency Corporation. We sell the advertising to clients that will be displayed on the vans. We also arrange for printing and installation of the advertising. The client pays for the printing and installation of the adverting, which is estimated at $500 for one side of a van and $1,000 for an entire van. The client also pays a monthly advertising fee for the duration that the ad is displayed on the van of $500 for one side and $1,500 for an entire van. The monthly advertising fee is divided equally between Newspaper Agency Corporation and us. The agreement is for an initial term of one year. If we terminate the agreement early, Newspaper Agency Corporation is entitled to all monthly advertising fees payable on advertising arrangements in place at the time of termination. If the Newspaper Agency Corporation terminates the agreement early, we are entitled to receive our one-half share of all monthly advertising fees payable on advertising arrangements in place at the time of termination. The agreement is non-exclusive, so either party can enter into similar agreements with others.

     In May 2001, we entered into a joint agreement with Jose Dicenzo, which is essentially identical to our agreement with the Newspaper Agency Corporation. However, we currently anticipate that Mr. Dicenzo will provide 20 panel trucks for the advertising and most of our advertising sales activity under this agreement will focus on advertising during the two-month period beginning 30 days before and 30 days after commencement of the 2002 Winter Olympic Games in Salt Lake City scheduled to begin February 8, 2002.

     Our stationary advertising operations are affected by weather to the extent adverse weather limits the abilities of our installers from making installations. As such, we expect revenues to fluctuate, to a limited extent and be greater during the spring and summer seasons. We do not foresee seasonal factors affecting our mobile advertising operations.

     It is not possible to predict what impact economic conditions may have on our operations. During a period of decline in the economy it is possible that businesses will reduce the amount they spend on advertising, which could have a negative impact our marketing efforts. Further, advertisers may want more favorable payment terms during an economic decline or have difficulty paying for our service on a timely basis, which would adversely affect our operating cash flow.

Government Regulation

     There is no direct government regulation of our business. Businesses that purchase our advertising products may have to comply local ordinances that specify the size and location of signage and other displays. It is the responsibility of the business owner to comply with these ordinances, and affects us only to the extent that the business owner's decision as to size and location of the advertising purchased may be limited.

Competition

     We compete with several local advertisers who utilize large format digital printing for automobile wraps or building advertising, most of whom have substantially more resources than we. We intend to compete with these businesses on the basis of the quality of the 3M products we offer and service in completing the installation for our clients. We also compete, to a lesser extent, with printing companies that provide large format printing services on vinyl substrates.

     Our printer, ProGrafix, offers its services generally to anyone requiring large format printing. We have no knowledge, however, that ProGrafix has an established sales force proactively pursuing direct sales of advertising to businesses using large format graphic display. ProGrafix could attempt to implement such a marketing effort in the future, which could adversely affect our sales. Because there are only a few large format digital printers in our geographical area, such competition could negatively affect our financial results. As we grow and obtain additional capital, we may seek to acquire our own printing facilities to minimize this dependence. However, we have no plan to do so at the present time and may never do so.

     Additionally, we compete with other advertising and marketing companies who generate revenues utilizing a variety of advertising and marketing methods. These marketers include, among other types, television and radio stations, magazines, newspapers, telemarketers, billboard companies and Internet marketers. Most of these businesses and marketing methods have been around for years and have proven successful for advertisers, whereas our methods are relatively new and unproven. Also, it can be assumed that most if not all of these companies have substantially more resources than we.

Offices

     We are currently operating from the home of our president at 1056 East Platinum Way, Sandy, Utah 84094, who provides office space, utilities and computer access. The office space consists of approximately 100 square feet, and no other business is conducted from this location. Through the calendar year ending December 31, 2000, we were not charged for these expenses due to our minimal operations. On January 1, 2001, we entered into a Rental/Utilities Agreement with Cliff Halling for use of office space in his home at a base rent of $100 per month. The agreement is a month-to-month rental arrangement. We also agreed to pay a base utilities/miscellaneous expense of $100 per month to cover phone, fax, Internet, computer use, and other office items needed for the operations of Wrap-N-Roll. Our business is marketing the specialty advertising products we offer, and we rely on independent suppliers to manufacture and install the advertising. We need no more than a sales office to maintain records for our operations, since all sales calls and meetings with customers are conducted at their locations. Consequently, we believe our office space is adequate for our current operations. If we are successful in achieving our sales goals by the end of 2001, we may hire additional sales and clerical staff and seek larger office space to house our operations.

Insurance

     We maintain liability and collision insurance on our leased vehicles in amounts required by the lessor. We believe the amount of insurance we currently maintain on these vehicles is adequate.

     The private parties with whom we sub-contract to wrap and drive their own vehicles are expected to sign a waiver with us representing that they carry adequate insurance, and further represent to indemnify and hold us harmless from any and all claims arising from operation of their vehicles.

Employees

     We have two full-time employees, one of which is our President and the other a salaried sales person. Our employees have general sales experience with products and services, including two years of combined experience in selling advertising. Our staff is adequate for our current operations. However, the fact that we have only two persons marketing our advertising services means that our ability to exploit our market is limited by the hours these individuals can commit on a full-time basis. Consequently, the rate of growth of our business is slower than what we could accomplish if we could afford a larger number of employees. With our current staff we believe we can increase our revenues to an annual run rate of approximately $750,000 by the end of June 2002. If we are successful in growing our business to this level, we intend to add employees in both sales and clerical positions to increase our rate of growth.

                         PLAN OF OPERATION

     Wrap-N- Roll is a marketing company for specialty advertising in the form of large format digital printing on perforated and non-perforated vinyl substrates that can be applied to the exterior of buildings, windows, and motor vehicles. We began this business in October 2001, but did not realize any revenue from the business until the first quarter of 2001. Before then we had no business operations, so our specialty advertising business is a new or start-up venture for Wrap-N-Roll.

     In June 1999, Cliff Halling, our president, invested $10,000 in Wrap-N-Roll for 10,000,000 shares of common stock. Further, Ken Kurtz, a stockholder of Wrap-N-Roll, loaned to us $812 through April 2000, $10,000 in November 2000, and $5,000 in August 2001.
Of these funds, $4,635 was used for office and related expenses incurred to start up our current business, $3,257 was used to pay the leases and insurance on our vehicles, $15,027 was loaned by us to Cliff Halling, $2,500 was used to pay accounting fees incurred to file our reports under the Securities Exchange Act of 1934, and $5,000 was used to pay legal fees related to the filing of the registration statement with the Securities and Exchange Commission for this offering.

     Our business is not capital intensive because we do not require production or storage facilities to operate our business. We rely on third party suppliers to produce and install the advertising product we sell, and we place orders with suppliers only against purchase orders we receive through our marketing efforts. The cost of production and installation of the advertising product averages between 80 and 90 percent of the total invoice price.

     Our operating expenses consist primarily of salary for our two employees, vehicle leasing and purchase obligations, office expenses, and professional fees incurred to comply with our reporting obligations under the Securities Exchange Act of 1934. The accrued salary expense payable to Cliff Halling, our president, was $15,000 at June 30, 2001, and his monthly salary is $4,000 through the remainder of 2001. We pay to our sales person a salary of $3,000 per month, which began in August 2001. Our vehicle leasing and purchase obligations are $807 per month over the next three years. Our office rent and utilities through the first six months of 2001 was $1,200, and we expect our office expense will remain at a rate of approximately $200 per month through the end of 2001. Professional fees related to our reporting obligations were $3,800 during the first six months of 2001, and we expect to incur the same expense during the remainder of 2001.

     Revenue has increased since the first quarter 2001, so that our monthly revenue rate in June 2001 was approximately $27,253. Our goal is to increase monthly revenue by 10 percent each month during the remainder of 2001, which we accomplished in July and
August 2001. At present our marketing effort is limited to personal sales calls we initiate with business owners in the Salt Lake City metropolitan area. We have set as a sales goal an average of 20 van advertising installations and 10 installations on other vehicles. We have not implemented any other form of advertising or marketing for our advertising product and believe we can achieve our sales goals over the next 12 months with direct sales efforts. We believe the revenue we generate internally from marketing our specialty advertising products with our current personnel and resources will be adequate to cover our costs of production and operating expenses through the remainder of 2001.

     If we achieve our revenue goals by the end of 2001, then we will evaluate the feasibility of adding two employees; one sales person and one clerical person. New employees will be added only if our operations can support the new employees without outside financing and if we believe the addition of these employees will enable us to penetrate our market more effectively. An increase in our operations and the number of employees may require us to seek larger office space during the first six months of 2002 to house our marketing and service personnel. Should this growth occur, we do not expect that we would need more than approximately 600 square feet of office space. We believe that there is an adequate supply of office space in Salt Lake County, Utah to meet our need for larger space, should it arise. Based solely on our informal investigation of office space, we believe we could find suitable space to rent for $12 per square foot per year, or a total of $7,200 per year for 600 square feet.

     We emphasize that it is management's belief alone regarding the potential market for our advertising product that serves as the basis for pursuing this business. If we are wrong, then our revenues will likely stagnate and our ability to grow and develop the business will be substantially impaired. In these circumstances our operations will be limited to what we can afford with limited revenue and resources, and it is unlikely Wrap-N-Roll will generate any meaningful value for its stockholders.

     We have no plans or arrangements for raising additional capital for our business and have no need to raise additional capital over the next 12 months to fund our current operations. Nevertheless, we may explore the possibility of obtaining outside financing if we believe we can use that financing to substantially expand our operations and we can obtain financing on terms we find acceptable.

                            MANAGEMENT

Directors and Executive Officers

     The directors and executive officers currently serving us are as follows:

NAME          AGE          POSITION HELD            SINCE
------        -----        ---------------         -------

Cliff Halling   39         President, Secretary,     1999
                           Treasurer and Director

     The directors named above will serve until our next annual meeting of stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the board of directors or in accordance with any employment agreement, the terms of which may be further described in this prospectus. There is no arrangement or understanding between our directors and officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

     Our directors and officers will devote such time to our affairs on an "as needed" basis. As a result, the actual amount of time, which they will devote to our affairs, is unknown and is likely to vary substantially from month to month.

Biographical Information

     Cliff Halling has over ten years experience in management, marketing and training. Mr. Halling has been our president, secretary and sole director since June 1999. During this period he was employed as a sales person by Citybest.com, Inc., in Salt Lake City from March 2000 to August 2000, where he sold to local businesses the right to advertise themselves through the Citybest website, which aggregated listings for local businesses offering a variety of products and services. From July 1998 to June 1999, Mr. Halling owned and operated as a sole proprietorship DirectShop.Net - an Internet Web Site he developed to provide consumer exposure for retail firms. From June 1997 through July 1998, Mr. Halling was employed to research and evaluate real estate acquisitions for Canton Financial, a real estate and financial consulting firm in Salt Lake City, Utah. During this time Mr. Halling served from February 20, 1998 to May 1, 1998 on the Board of Directors of Flexweight Corporation, a shell public company seeking a business opportunity in which to participate. Mr. Halling resigned as a director before Flexweight acquired any interest in a business. From November 1995 through May 1997, Mr. Halling was employed by United Parcel Service, West Valley City, Utah, to train and supervise approximately 20 package examiners.


Section 16(a) Filing Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of Wrap-N-Roll and persons who own more than ten percent (10%) of a registered class of its equity securities to file reports of ownership and changes in their ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission, and forward copies of such filings to Wrap-N-Roll. Based on the copies of filings received by Wrap-N-Roll, Cliff Halling, our sole officer, director, and beneficial owner of more than ten percent of the equity securities of Wrap-N-Roll registered pursuant to Section 12 of the Securities Exchange Act of 1934 was late in filing his Form 3, did not file a Form 4 reporting one sale of common stock to his relatives, and was late in filing a Form 5 reporting the sale transaction to relatives he failed to file on Form 4.

                      EXECUTIVE COMPENSATION

     We have only one executive officer, Cliff Halling who serves as our president, secretary, and treasurer. No compensation was paid to Mr. Halling for his services in any of the three fiscal years ended December 31, 2000, 1999, and 1998.


     On January 1, 2001, we entered into a three-year
Employment Agreement with Cliff Halling for his services as president, secretary, and treasurer. Under the original agreement Mr. Halling received a monthly salary of $1,000, but on April 1, 2001, we revised the agreement to provide for a monthly salary of
$4,000. Mr. Halling agreed to accrue the monthly salary until we have sufficient net income to pay the expense. At June 30, 2001, the amount of accrued salary was $15,000. Under the Employment Agreement Mr. Halling is entitled to participate in any health insurance, life insurance, stock option, retirement, pension, or profit-sharing programs we establish for the benefit of employees, but we have yet to establish any such benefits or plans and have no intention of doing so at the present time. Wrap-N-Roll has the right to terminate the Employment Agreement on thirty days written notice in the event of a sale of substantially all our assets, the sale or disposition of shares representing more than 50 percent of the outstanding common stock of Wrap-N-Roll, or a merger or consolidation after which our stockholders immediately prior to the transaction hold less than 50 percent of the issued and outstanding shares after the transaction.

     We have no "key person" life insurance coverage on the life of our sole officer and director, and have no present intention to purchase such coverage, due to its prohibitive cost.


                      PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus, the number of shares of common stock owned of record and beneficially by executive officers, directors and persons who hold five percent or more of our outstanding common stock. Also included are the shares held by all executive officers and directors as a group. The only person who holds more than five percent of our stock is our sole officer and director.

                           AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER   BENEFICIAL OWNER         PERCENT OF CLASS
------------------------   --------------------     ----------------

Cliff Halling                      9,990,000                90.8%
1056 East Platinum Way
Sandy, Utah 84094

All Executive Officers &
Directors as a Group
(One Person)                       9,990,000                90.8%

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective June 1, 1999, we issued to Cliff Halling, an officer and director, a total of 10,000,000 shares of common stock for $10,000 cash.

     During the fourth quarter of calendar year 2000, we made several non-interest bearing advances to Cliff Halling, our president, totaling $7,230. During the first six months of 2001 we made further advances totaling $12,797, and during this period $5,000 of the advances were repaid to us, so that the total amount of the outstanding advances was $15,027. On July 1, 2001, Mr. Halling issued to us a note in the principal amount of $15,027 bearing interest at the rate of seven percent per annum that is payable on demand to memorialize his obligation to Wrap-N-Roll.


     Effective January 1, 2001, we entered into a month-to-month Rental/Utilities Agreement with Cliff Halling for use of office space in his home at a base rent of $100 per month. We also agreed to pay a base utilities/miscellaneous expense of $100 per month for phone, fax, Internet, computer use, and any other office items needed for the operations of Wrap-N-Roll.

     In September 1997, Wrap-N-Roll issued 1,000,000 shares to
Ken Kurtz, our founding director, for services rendered in connection with our formation valued at $1,000. Consequently, Mr. Kurtz is a promoter with respect to Wrap-N-Roll. Mr. Kurtz has loaned funds to Wrap-N-Roll to cover administrative expenses. As of June 30, 2001, we had three notes payable to Mr. Kurtz in the total amount of $12,212. One note for $812 was due April 1, 2002. The second note for $10,000 was due October 31, 2001. The third note for $1,400 was due on demand. All three notes accrued interest at 10 percent per annum. Accrued interest amounted to $790 at June 30, 2001. Subsequently, the first two notes, their related accrued interest, and an additional loan of $5,000 were extended into a new note in the principal amount of $16,671 accruing interest at the rate of 10 percent per annum that is due August 1, 2002. The third note was repaid in full.

     In September 2001, Ken Kurtz entered into a plea agreement in a criminal case pending in the United States District Court, District of Nevada, case no. CR-S-00-193-KJD, pursuant to which he pled guilty to one criminal count of making a false income tax return with respect to his failure to report income on stock transactions effected through an off shore business entity.

                     SELLING SECURITY HOLDERS

     The securities are being sold by the selling security holders named in the following table. The table lists the names of the selling security holders, the relationship which the named selling security holders have had within the past three years with Wrap-N-Roll or any of its predecessors or affiliates, the number of shares of common stock held by each Selling Security Holder before this offering, the percentage of ownership held by each Selling Security Holder before this offering, the number of shares to be offered by each Selling Security Holder in this offering and the amount of common stock owned by each such Selling Security Holder after this offering is complete.

     As shown, the table indicates that all the securities will be available for resale after the offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities.

                         NUMBER OF      NUMBER OF     NUMBER OF    PERCENTAGE
                        SHARES HELD      SHARES        SHARES     OF OWNERSHIP
   NAME OF SELLING        BEFORE         OFFERED     HELD AFTER      AFTER
   SECURITY HOLDER       OFFERING      IN OFFERING    OFFERING      OFFERING
----------------------  -----------  -------------  ------------- ------------

Jan Anderson               1,000          1,000          -0-          -0-
Crown Properties, LC       2,000          2,000          -0-          -0-

David J. Gunnell Trust
  dated Oct. 14, 1994      2,000          2,000          -0-          -0-
Vicki Dean                 4,000          4,000          -0-          -0-
Kevin Denos                1,000          1,000          -0-          -0-
Steve Dunn                 1,000          1,000          -0-          -0-
Chad Eggett                2,000          2,000          -0-          -0-
Clara Evans                1,000          1,000          -0-          -0-
Faith Tabernacle of
  Peace                    1,000          1,000          -0-          -0-
Financial Educators
  of Salt Lake, LLC       10,000         10,000          -0-          -0-
Timothy Finau              1,000          1,000          -0-          -0-
Ian Frame                  1,000          1,000          -0-          -0-
LaVonne Frost              2,000          2,000          -0-          -0-
Karen Garriga              3,000          3,000          -0-          -0-
Christopher Gehring        1,000          1,000          -0-          -0-
Dawn Gehring               1,000          1,000          -0-          -0-
Frank Gehring              1,000          1,000          -0-          -0-
Tammy Gehring              4,000          4,000          -0-          -0-
Eugene Gellar              2,000          2,000          -0-          -0-
Preston Gibbs              1,000          1,000          -0-          -0-
Cliff Halling (1)      9,990,000         50,000       9,940,000       90.4
Jesse & Christina
  Halling J/T             10,000         10,000          -0-          -0-
Aimee Hill                12,000         12,000          -0-          -0-
Harold Hill               10,000         10,000          -0-          -0-
Donna Knaub                2,000          2,000          -0-          -0-
Carrie Kurtz (2)          40,000         40,000          -0-          -0-
Ken Kurtz (2)            500,000         50,000         450,000        4.1
Michael Linsky            20,000         20,000          -0-          -0-
Ed Maryon                 10,000         10,000          -0-          -0-
Judy Maryon               80,000         80,000          -0-          -0-
Sam Mastrull               2,000          2,000          -0-          -0-
Johnny Merrill             2,000          2,000          -0-          -0-
Cary Nichols              40,000         40,000          -0-          -0-
Kathy Nichols            222,000        222,000          -0-          -0-
Becky Orr                  1,000          1,000          -0-          -0-
John Poulsen               1,000          1,000          -0-          -0-
Steve Richards             2,000          2,000          -0-          -0-
Cory Rosenbaum             2,000          2,000          -0-          -0-
Mike Schlappi              2,000          2,000          -0-          -0-
Janette Smith              1,000          1,000          -0-          -0-
Kevin Strong               2,000          2,000          -0-          -0-
Cyndi Tso                  1,000          1,000          -0-          -0-
Joey Wanner                1,000          1,000          -0-          -0-
Christine Wilfahrt         2,000          2,000          -0-          -0-
Howard Wilfahrt            2,000          2,000          -0-          -0-
Stephen Wisely             1,000          1,000          -0-          -0-

(1) Cliff Halling is Wrap-N-Roll's president, secretary, treasurer and director.

(2) Ken Kurtz was an officer and director of Wrap-N-Roll through June 1, 1999. Carrie Kurtz is the wife of Ken Kurtz.

                       PLAN OF DISTRIBUTION

     The sale of the selling security holders' shares may be effected from time to time in transactions, which may include block transactions by or for the account of the selling security holders, negotiated transactions, or a combination of these methods of sale. Sales may be made at fixed prices, which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     The selling security holders may effect the transactions by selling their shares directly to purchasers, through broker-dealers acting as agents for the selling security holders, or to broker-dealers who may purchase shares as principals and thereafter sell the selling security holders' shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. The selling stockholder may enter into hedging transactions with broker-dealers, and in connection with these transactions, broker-dealers may engage in short sales of the shares. The selling security holders may also sell shares short and deliver these shares to close out its short positions. The selling security holders may also enter into option or other transactions with broker-dealers that involve the delivery of these shares to the broker-dealers, who may then resell or otherwise transfer such shares. The selling security holders may also pledge these shares to a broker-dealer who, upon a default, may sell or otherwise transfer these shares.

     These broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchaser for whom such broker-dealers may act as agents or to whom they may sell as principals or both, which compensation as to a particular broker-dealer may be in excess of customary commissions.

     The selling security holders and broker-dealers, if any, acting in connection with these sales might be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     If we are notified by selling security holders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933. The supplement will disclose

     * the name of each such selling stockholder and of the participating broker-dealer(s),

     *    the number of securities involved,

     *    the price at which such securities will be sold,

     * the commissions to be paid or discounts or concessions to be allowed to such broker-dealer(s), where applicable,

     * that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     *    other facts material to the transaction.

     We have advised the selling security holders that during such time as they may be engaged in a distribution of the common stock covered by this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     Sales of any shares of common stock by the selling security holders may depress the price of the common stock in any market that may exist for the common stock.

     Any securities covered by this prospectus that qualify for sale pursuant to SEC Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

     The selling security holders may not sell any or all of the shares of common stock covered by this prospectus.

                     DESCRIPTION OF SECURITIES

Common Stock

     Our Articles of Incorporation authorize the issuance of 20,000,000 shares of $0.001 par value common stock. Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation.

     Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of Wrap-N-Roll, holders are entitled to receive, ratably, the net assets of Wrap-N-Roll available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of Wrap-N-Roll's common stock are issued, the relative interests of then existing stockholders may be diluted.

     As of the date of this prospectus, there were 11,000,000 shares of common stock issued and outstanding.

Preferred Stock

     Our Articles of Incorporation authorize the issuance of 5,000,000 shares of $0.001 par value preferred stock. Our Board of Directors are authorized to issue the preferred stock from time to time in classes and series and are further authorized to establish such classes and series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each class or series, and to allow for the conversion of preferred stock into common stock. As of the date of this prospectus, there were no shares of $0.001 par value preferred stock issued and outstanding, and we have no present intention of issuing any shares of preferred stock.

Anti-takeover Provisions

     Our authorized but unissued preferred stock could be issued in one or more transactions, which would make more difficult or costly, and less likely, a takeover of Wrap-N-Roll. Issuing additional shares of stock would also have the effect of diluting the stock ownership of persons seeking to obtain control of Wrap-N-Roll. Moreover, certain companies have issued rights to purchase their preferred stock, with such rights having terms designed to encourage in certain potential acquisitions negotiation with the board. The authorized but unissued shares of preferred stock would be available for use in connection with the issuance of such rights. Wrap-N-Roll does not intend to adopt any anti-takeover measures at the present time.

     Certain provisions of the Nevada Revised Statutes restrict the voting rights of a person acquiring a controlling interest in a Nevada corporation to those conferred by resolution adopted by the shareholders of the corporation, which has the effect of discouraging a takeover. However, these provisions only apply to a Nevada corporation that has 200 or more stockholders, 100 of which have addresses in Nevada, and that does business in Nevada. Wrap-N-Roll does not meet any of these conditions, so these Nevada anti-takeover provisions to not presently apply to us. If we should meet the conditions for application of the provisions in the future, the effect of the provisions would be to discourage a takeover of Wrap-N-Roll.

Shares Eligible For Future Sale

     As of the date of this prospectus, there were 11,000,000 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 610,000 shares of common stock may be resold pursuant to this prospectus without further restriction under the Securities Act. The remaining 10,390,000 shares of common stock are currently restricted but may be resold by complying with the resale limitations of Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) one percent of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sales. Sales under 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

     Prior to the offering, there has been no market for our common stock. No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

                      MARKET FOR COMMON STOCK

Market Information

     No public trading market exists for our securities. We plan to eventually seek listing on the OTCBB. We cannot guarantee that we will obtain a listing, and a regular trading market for our common stock may never develop.

Holders

     As of the date of this prospectus, there were forty-six holders of record of our common stock.

Dividends

     We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use towards our business plan. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the board of directors deems relevant.

                           LEGAL MATTERS

     The validity of the shares of our common stock covered by this prospectus has been passed upon by Lehman Walstrand &
Associates, LLC, of Salt Lake City, Utah.

                              EXPERTS

     The financial statements of Wrap-N-Roll as of December 31, 2000, appearing in this prospectus have been audited by Pritchett, Siler & Hardy as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                      ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules thereto. For further information with respect to Wrap-N-Roll and the shares offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the registration statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet website, http://www.sec.gov.

                   INDEX TO FINANCIAL STATEMENTS

                       WRAP-N-ROLL USA, INC.
                [Formerly Oxy General Corporation]
                   [A Development Stage Company]


Unaudited Statements at June 30, 2001
                                                                    PAGE

        -   Unaudited Condensed Balance Sheets, June 30,
            2001 and December 31, 2000                               23

        -   Unaudited Condensed Statements of Operations,
            for the three months and six months ended June 30, 2001
            and 2000 and for the period from inception on September
            26, 1997 through June 30, 2001                           24

        -   Unaudited Condensed Statements of Cash Flows,
            for the six months ended June 30, 2001 and
            2000 and for the period from inception on September 26,
            1997 through June 30, 2001                               25

        -  Notes to Unaudited Condensed Financial Statements         26

Audited Statements at December 31, 2000

        -  Independent Auditors' Report                              31

        -  Balance Sheet, December 31, 2000                          32

        -  Statements of Operations, for the years ended
           December 31, 2000 and 1999 and for the period
           from inception on September 26, 1997 through
           December 31, 2000                                         33

        -  Statement of Stockholders' Equity (Deficit), from
           Inception on September 26, 1997 through December
           31, 2000                                                  34

        -  Statements of Cash Flows, for the years ended
           December 31, 2000 and 1999 and for the period
           from inception on September 26, 1997 through
           December 31, 2000                                         35

        -  Notes to Financial Statements                             37

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

                UNAUDITED CONDENSED BALANCE SHEETS

                              ASSETS
                                           June 30,   December 31,
                                             2001         2000
                                         ___________  ___________
CURRENT ASSETS:
  Cash in bank                            $   43,818   $    3,059
  Accounts receivable                          3,225            -
  Related party receivable                    15,027        7,230
                                         ___________  ___________
        Total Current Assets                  62,070       10,289

PROPERTY AND EQUIPMENT, net                   27,900            -
                                         ___________  ___________
                                          $   89,970   $   10,289
                                         ___________  ___________

               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses $ 22,498 $ 1,440 Accounts payable and accrued expenses -
    related party                             17,990          377
  Notes payable - related party               12,212       10,812
  Current portion of long-term debt            4,811            -
                                         ___________  ___________
        Total Current Liabilities             57,511       12,629

LONG-TERM DEBT, less current portion          21,743            -

UNEARNED REVENUE                              36,260            -
                                         ___________  ___________
        Total Liabilities                    115,514       12,629
                                         ___________  ___________

STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.001 par value,
   5,000,000 shares authorized, no
   shares issued and outstanding                   -            -
  Common stock, $.001 par value,
   20,000,000 shares authorized,
   11,000,000 shares issued and
   outstanding                                11,000       11,000
  Capital in excess of par value                   -            -
  Deficit accumulated during the
    development stage                        (36,544)     (13,340)
                                         ___________  ___________
     Total Stockholders' Equity (Deficit)    (25,544)      (2,340)
                                         ___________  ___________
                                          $   89,970   $   10,289
                                         ___________  ___________
Note: The Balance Sheet as of December 31, 2000 was taken from the audited financial statements at that date and condensed.

  The accompanying notes are an integral part of these unaudited condensed financial statements.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

           UNAUDITED CONDENSED STATEMENTS OF OPERATIONS


                                For the Three     For the Six    From Inception
                                 Months Ended     Months Ended  on September 26,
                                   June 30,          June 30,      1997 Through
                                ________________________________    June 30,
                                2001      2000     2001     2000      2001
                             __________________________________________________
REVENUE                     $  41,035   $   -   $ 42,140   $     -   $ 42,140
                             ________    ____    _______    ______    ________

EXPENSES:
  General and Administrative   56,913     500     65,079     1,725     77,975
  Selling                         906       -        906         -      1,022
                             ________    ____    _______    ______    ________
      Total Expenses           57,819     500     65,985     1,725     78,997
                             ________    ____    _______    ______    ________

LOSS BEFORE OTHER
  INCOME (EXPENSE)            (16,784)   (500)   (23,845)   (1,725)   (36,857)
                             ________    ____    _______    ______    ________

OTHER INCOME (EXPENSE):
  Gain on assignment of
   operating lease              1,500       -      1,500         -      1,500
  Interest Expense               (589)    (20)      (859)      (34)    (1,187)
                             ________    ____    _______    ______    ________
      Total Other Income
        (Expense)                 911     (20)       641       (34)       313
                            _________    ____    _______    ______    ________

LOSS BEFORE
  INCOME TAXES                (15,873)   (520)   (23,204)   (1,759)   (36,544)

CURRENT TAX EXPENSE                 -       -          -         -          -

DEFERRED TAX EXPENSE                -       -          -         -          -
                            _________    ____    _______    ______    _______

NET LOSS                   $  (15,873)  $(520)  $(23,204)  $(1,759)  $(36,544)
                            _________    ____    _______    ______    _______

LOSS PER COMMON SHARE      $     (.00)  $(.00)  $   (.00)  $  (.00)  $   (.01)
                            _________    ____    _______    ______    ________

  The accompanying notes are an integral part of these unaudited condensed financial statements.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

           UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

                                                            For the Six   From Inception
                                                           Months Ended   on September 26,
                                                             June 30,      1997 Through
                                                        _________________     June 30,
                                                         2001        2000       2001
                                                     ___________________________________
Cash Flows From Operating Activities:
 Net loss                                            $  (23,204)  $  (1,759)  $  (36,544)
 Adjustments to reconcile net loss to net cash
  provided (used) by operating activities:
  Stock issued for services                                   -           -        1,000
  Depreciation expense                                    1,468           -        1,468
  Changes is assets and liabilities:
    (Increase) in accounts receivable                    (3,225)          -       (3,225)
    (Increase) in related party receivable               (7,797)          -      (15,027)
    Additional accrued interest - related party             563          34          891
    Increase in accounts payable and accrued
      expenses                                           21,058           -       22,498
    Increase in accounts payable and accrued
      expenses - related party                           17,050           -       17,199
    Increase in unearned revenue                         36,260           -       36,260
                                                         ______      ______      ________
     Net Cash Provided (Used) by Operating Activities    42,173      (1,725)      24,520
                                                         ______      ______      ________
Cash Flows From Investing Activities:
 Payments for property and equipment                    (29,368)          -      (29,368)
                                                         ______      ______      ________
     Net Cash (Used) by Investing Activities            (29,368)          -      (29,368)
                                                         ______      ______      ________
Cash Flows From Financing Activities:
 Proceeds from issuance of common stock                       -           -       10,000
 Proceeds from notes payable - related party              1,400           -       11,400
 Proceeds from loan payable                                   -           -          712
 Proceeds from long-term debt                            26,868           -       26,868
 Payments on long-term debt                                (314)          -         (314)
                                                         ______      ______      ________
     Net Cash Provided by Financing Activities           27,954           -       48,666
                                                         ______      ______      ________
Net Increase (decrease) in Cash                          40,759      (1,725)      43,818

Cash at Beginning of Period                               3,059       9,400            -
                                                         ______      ______      ________
Cash at End of Period                                  $ 43,818   $   7,675   $   43,818
                                                         ______      ______      ________

Supplemental Disclosures of Cash Flow Information:

 Cash paid during the period for:
   Interest                                            $    204   $       -   $       -
   Income taxes                                        $      -   $       -   $       -

                            [Continued]
                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

           UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

                            [Continued]

Supplemental Schedule of Noncash Investing and Financing Activities:

 For the period from inception on September 26, 1997 through June 30, 2001:
   On April 1, 2000, the Company extended a loan payable of $712 and its accrued interest of $100 into a new note payable of $812.

   On September 26, 1997, the Company issued 1,000,000 shares of its common stock for services valued at $1,000.

  The accompanying notes are an integral part of these unaudited condensed financial statements.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

         NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization - Wrap-N-Roll USA, Inc. ("the Company") was organized under the laws of the State of Nevada on September 26, 1997 as Oxy General Corporation. Effective November 17, 2000, the Company changed its name from Oxy General Corporation to Wrap-N-Roll USA, Inc. The primary plan of operations of the Company is providing specialized advertising services to businesses of all sizes emphasizing large format digital printing on perforated and non-perforated vinyl substrates. Through use of a special non-corrosive, vinyl material with a patented adhesive made by 3M, the Company offers businesses the ability to wrap the exterior of buildings, windows and motor vehicles with an advertising message. In addition to the sale of its wrapping services, the Company also offers advertising services using wrapped property.

  Condensed Financial Statements - The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 2001 and 2000 and for the periods then ended have been made.

  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2000 audited financial statements. The results of operations for the periods ended June 30, 2001 are not necessarily indicative of the operating results for the full year.

  Property and Equipment - Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method and is based upon the estimated useful lives of the assets of five years. [See Note 2]

  Revenue Recognition - The Company recognizes revenue in the period when the services are performed or when the product is delivered. At June 30, 2001, the Company had recorded unearned revenue of $36,260, representing the prepaid portion of a job in process at that date.

  Advertising Costs - Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received.

  Loss Per Share - The computation of loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". [See Note 11]

  Cash and Cash Equivalents - For purposes of the financial statements, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

         NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [Continued]

  Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

  Recently Enacted Accounting Standards - Statement of Financial Accounting Standards (SFAS) No. 136, "Transfers of Assets to a not for profit organization or charitable trust that raises or holds contributions for others", SFAS No. 137, "Accounting for
  Derivative Instruments and Hedging Activities - deferral of the effective date of FASB Statement No. 133 (an amendment of FASB Statement No. 133)", SFAS No. 138 "Accounting for Certain
  Derivative Instruments and Certain Hedging Activities - and Amendment of SFAS No. 133", SFAS No. 139, "Recission of SFAS No. 53 and Amendment to SFAS No. 63, 89 and 21", and SFAS No. 140, "Accounting to Transfer and Servicing of Financial Assets and Extinguishment of Liabilities", were recently issued. SFAS No. 136, 137, 138, 139 and 140 have no current applicability to the Company or their effect on the financial statements would not have been significant.

NOTE 2 - PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                        June 30,  December 31,
                                          2001        2000
                                        ________   __________
        Vehicles                       $ 29,368    $      -
        Less: Accumulated depreciation   (1,468)          -
                                        _______    __________
        Net Property and Equipment     $ 27,900    $      -
                                        _______    __________

  Depreciation expense for the six months ended June 30, 2001 and 2000 were $1,468 and $0, respectively.

NOTE 3 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consists of the following:

                                    June 30, December 31,
                                      2001       2000
                                    ________  __________
        Accounts payable             $17,657   $  1,440
        Sales tax payable              4,748          -
        Interest payable                  93          -
                                    _______   __________
                                     $22,498   $  1,440
                                    _______   __________

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

         NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 4 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES - RELATED PARTY

  Accounts payable and accrued expenses to a related party consists of the following:

                                    June 30, December 31,
                                      2001       2000
                                                   ________  _______
        Accounts payable - related party          $   1,000  $  149
        Accrued payroll - related party              15,000       -
        Accrued rent and utilities - related party    1,200       -
        Accrued interest - related party                790     228
                                                    _______  _______
                                                  $  17,990  $  377
                                                    _______  _______

NOTE 5 - LONG-TERM DEBT

  Long-term debt consists of the following:

                                                 June 30, December 31,
                                                   2001       2000
                                                 ________  __________
        Note payable to financing agency for
        60 months at an effective interest rate
        of 6%, secured by a vehicle with a net
        book value of $27,900                    $ 26,554   $      -

        Less: Current portion                      (4,811)         -
                                                  _______   _________
                                                 $ 21,743   $      -
                                                  _______   _________

  Maturity of long-term debt for the twelve month periods ended:

               June 30,              Principal Due
               _______                ____________
                 2002                  $   4,811
                 2003                      5,095
                 2004                      5,395
                 2005                      5,716
                 2006                      5,537
                                      ____________
                                       $  26,554
                                      ____________

  Interest expense for long-term debt for the six months ended June 30, 2001 and 2000 amounted to $296 and $0, respectively.

NOTE 6 - CAPITAL STOCK

  Common Stock - During September 1997, in connection with its organization, the Company issued 1,000,000 shares of its previously authorized, but unissued common stock. The shares were issued for services rendered valued at $1,000 (or $.001 per share).

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

         NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 6 - CAPITAL STOCK [Continued]

  During June 1999, the Company issued 10,000,000 shares of its previously authorized, but unissued common stock for cash of $10,000 (or $.001 per share).

NOTE 7 - OPERATING LEASES

  The Company had two cars under operating leases expiring in 2003. On April 21, 2001, the Company purchased a new van to replace one of the cars. To finance the purchase, an officer/shareholder/employee of the Company paid $1,000 to the financing agency. The Company also assigned the operating lease for the original car to the financing agency and the Company recognized a $1,500 gain on the assignment. The remaining $26,868 was financed through the financing agency at an effective interest rate of 6%.

  Minimum future rental payments under the remaining non-cancelable operating lease having a remaining term in excess of one year as of June 30, 2001 for the twelve month periods ended and in aggregate are:

               June 30,                          Amount
               ________                      ____________
                 2002                          $   3,464
                 2003                              3,464
                 2004                                867
                 2005                                  -
                 2006                                  -
                                             ____________
       Total minimum future rental payments:   $   7,795
                                             ____________

  Rental payments for the six months ended June 30, 2001 and 2000 amounted to $2,284 and $0, respectively.

NOTE 8 - INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". SFAS No. 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. At June 30, 2001, the Company has available unused operating loss carryforwards of approximately $36,000, which may be applied against future taxable income and which expire in various years through 2021.

  The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance equal to the tax effect of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The net deferred tax assets are approximately $12,500 and $4,500 as of June 30, 2001 and December 31, 2000, respectively, with an offsetting valuation allowance of the same amount resulting in a change in the valuation allowance of approximately $8,000 during the six months ended June 30, 2001.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

         NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9 - RELATED PARTY TRANSACTIONS

  Management Compensation - For the year ended December 31, 2000, the Company did not pay any compensation to any officer/director of the Company. On January 1, 2001, the Company entered into an employment agreement with an officer/director/employee of the Company to pay $1,000 per month. On April 1, 2001, the Company increased the salary to $4,000 per month. As of June 30, 2001, the Company had accrued $15,000 in salary expense. [See Note 12].

  Office Space/Utilities - During the year ended December 31, 2000, the Company did not have a need to rent office space. On January 1, 2001, the Company entered into a rental/utilities agreement with an officer/director/employee of the Company allowing the Company to use office space in his home for the operations of the Company at a base rent of $100 per month. The Company also agreed to pay the officer/director/employee of the Company a base utilities/miscellaneous expense of $100 per month designated for but not limited to heat, power, water, sewer, garbage collection, recycling, phone, fax, Internet, computer, printer and any other office items needed for the operations of the Company, not currently being paid by the Company. As of June 30, 2001, the Company had accrued $600 in rent expense and $600 in utilities/miscellaneous expense.

  Receivable - As of June 30, 2001, an officer/shareholder of the Company had been advanced a total of $15,027 by the Company as a non-interest bearing loan. Subsequently, the Company extended this receivable into a new note receivable. [See Note 14]

  Accounts Payable - As of June 30, 2001, an officer/shareholder of the Company was due $1,000 from the Company for reimbursable expenses.

  Notes Payable - As of June 30, 2001, the Company had three notes payable to a shareholder in the total amount of $12,212. One note for $812 is due April 1, 2002. The second note for $10,000 is due October 31, 2001. The third note for $1,400 is due on demand.
  All three notes accrue interest at 10% per annum. Accrued interest amounted to $790 at June 30, 2001. Subsequently, the first two notes, their related accrued interest, and an additional loan of $5,000 have been extended into a new note payable. The third note has been repaid. [See Note 14]

  Purchase  Agreement  - On April 21, 2001, the Company  purchased  a new van to replace one of its leased cars. To finance the purchase, an officer/shareholder/employee of the Company paid a down payment of $1,000 to the financing agency. The Company also assigned the operating lease for the original car to the financing agency. The remaining $26,868 was financed through the financing agency in the name of the officer/shareholder/employee at an effective interest rate of 6%. The agreement was negotiated in the name of the officer/shareholder/employee to take advantage of certain conditions and financing arrangements that were unavailable to the Company since it only recently began operations and has incurred losses since inception. The Company then purchased the van from the officer/shareholder/employee on the same terms and conditions. The agreement requires the Company to make 60 monthly payments of $518 directly to the financing agency beginning June 8, 2001.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

         NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 10 - GOING CONCERN

  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has just recently commenced operations and has incurred losses since its inception. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


NOTE 11 - LOSS PER SHARE

  The following data show the amounts used in computing loss per share for the periods presented:

                              For the Three            For the Six        From Inception
                               Months Ended            Months Ended      on September 26,
                                 June 30,                 June 30,         1997 Through
                          ________________________________________________   June 30,
                             2001         2000        2001          2000       2001
                          _________    _________    ________     _________    ________
Loss from continuing
 Operations available to
 common shareholders
 (numerator)             $  (15,873)  $     (520)  $  (23,204)  $   (1,759)  $ (36,544)
                          _________    _________    _________    _________    ________
Weighted average number
 of common shares
 outstanding used in loss
 per share for the
 period (denominator)    11,000,000   11,000,000   11,000,000   11,000,000   6,535,324
                         __________   __________   __________   __________    _________

  Dilutive loss per share was not presented, as the Company had no common stock equivalent shares for all periods presented that would affect the computation of diluted loss per share.

NOTE 12 - COMMITMENTS AND AGREEMENTS

  Employment Agreement - On January 1, 2001, the Company entered into an employment agreement with its sole officer and director ("employee"). The agreement provided for a $1,000 per month salary for a period of three years commencing January 1, 2001. The expense was to accrue until the Company had achieved net income of $50,000 at which time the Company would pay 50% of its net income before tax towards reducing the accrued salary liability. On April 1, 2001, the Company increased the salary to $4,000 per month and decided to begin paying the salary as funds are available.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

         NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 12 - COMMITMENTS AND AGREEMENTS [Continued]

  Rental/Utilities Agreements - On January 1, 2001, the Company entered into rental and utilities agreements with its sole officer and director ("landlord"). The agreements provide for payment of $100 per month for rent and $100 per month for utilities and other incidentals on a month-to-month basis starting January 1, 2001. The rent shall accrue until the Company has achieved net income of $50,000, at which time the Company will pay 10% of its net income before tax towards reducing the accrued rent liability. The utilities portion shall accrue until the Company elects to make payment.

  Joint Agreements - On June 11, 2001, the Company entered into a joint agreement with Newspaper Agency Corporation ("NAC") to provide advertising services. The Company provides advertisers, vehicle-wrapping and collection of payments. NAC provides a fleet of vehicles available for wrapping and business referrals. The Company and NAC will evenly split the revenues less costs to wrap the vehicles. The agreement is for one year and may be extended or cancelled at any time by written mutual consent.

  On May 14, 2001, the Company entered into a joint agreement with Jose Dicenzo ("JD") to provide advertising services. The Company provides advertisers and collection of payments. JD provides a fleet of vehicles available for wrapping, business referrals and vehicle-wrapping. The Company and JD will evenly split the revenues less costs to wrap the vehicles. The agreement is for one year and may be extended or cancelled at any time by written mutual consent.

NOTE 13 - SIGNIFICANT CUSTOMERS

  The Company has just recently commenced operations and all of the revenues received by the Company are from a limited number of clients, the loss of which could have a material impact on the operations of the Company.

NOTE 14 - SUBSEQUENT EVENTS

  Receivable - On July 1, 2001, the Company extended a related party receivable of $15,027 into a note receivable of the same amount. The note accrues interest at 7% and is due on demand.

  Notes  Payable  - On July 20, 2001, the Company  repaid  a  note
  payable  to  a  shareholder.   The  payment  was  $1,435,  which
  included $35 of accrued interest.

  On August 1, 2001, the Company extended a note payable of $10,000, a note payable of $812 and accrued interest on the two notes of $859 into a new note payable of $16,671, with the additional $5,000 being deposited in the Company's account. The new note accrues interest at 10% per annum and is due August 1, 2002.

  Employment Aggreement - On August 1, 2001, the Company entered into an employment agreement with a new employee. The agreement provides for a $4,000 per month salary for a period of three years commencing August 1, 2001.

                   INDEPENDENT AUDITORS' REPORT


Board of Directors
WRAP-N-ROLL USA, INC.
(Formerly Oxy General Corporation)
Salt Lake City, Utah

We have audited the accompanying balance sheet of Wrap-N-Roll USA, Inc. (formerly known as Oxy General Corporation) [a development stage company] at December 31, 2000, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2000 and 1999 and for the period from inception on September 26, 1997 through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Wrap-N-Roll USA, Inc. (formerly known as Oxy General Corporation) [a development stage company] as of December 31, 2000, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 and for the period from inception on September 26, 1997 through December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in
Note 6 to the financial statements, the Company has incurred losses since its inception and has not yet been successful in establishing profitable operations. Further, the Company has current liabilities in excess of current assets. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regards to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


PRITCHETT, SILER & HARDY, P.C.

February 16, 2001
Salt Lake City, Utah

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]


                          BALANCE SHEETS


                              ASSETS


                                                      December 31,
                                                          2000
                                                       __________
CURRENT  ASSETS:
  Cash in bank                                         $    3,059
  Related party receivable                                  7,230
                                                       __________
        Total Current Assets                               10,289
                                                       __________
                                                       $   10,289
                                                       __________


          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


CURRENT LIABILITIES:
  Accounts payable                                     $    1,440
  Accounts payable - related party                            149
  Notes payable - related party                            10,812
  Accrued interest payable - related party                    228
                                                       __________
        Total Current Liabilities                          12,629
                                                       __________

STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.001 par value,
   5,000,000 shares authorized,
   no shares issued and outstanding                             -
  Common stock, $.001 par value,
   20,000,000 shares authorized,
   11,000,000 shares issued and outstanding                11,000
  Capital in excess of par value                                -
  (Deficit) accumulated during the
    development stage                                     (13,340)
                                                       __________
        Total Stockholders' Equity (Deficit)               (2,340)
                                                       __________
                                                       $   10,289
                                                       __________


  The accompanying notes are an integral part of these financial statements.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

                     STATEMENTS OF OPERATIONS



                                          For the   From Inception on
                                         Year Ended   September 26,
                                        December 31,   1997 Through
                                _______________________December 31,
                                       2000      1999      2000
                                   ______________________________

REVENUE                              $      -  $      -  $      -

EXPENSES:
  Selling                                 116         -       116
  General and Administrative           10,584       835    12,896
                                   ______________________________

LOSS BEFORE OTHER
  EXPENSES                                     (10,700)     (835)
(13,012)

OTHER EXPENSES:
  Interest Expense                        242        49       328
                                   ______________________________

LOSS BEFORE INCOME TAXES              (10,942)     (884)  (13,340)

CURRENT TAX EXPENSE                         -         -         -

DEFERRED TAX EXPENSE                        -         -         -
                                   ______________________________

NET LOSS                             $(10,942) $   (884) $(13,340)
                                   ______________________________

LOSS PER COMMON SHARE                $   (.00) $   (.00) $   (.00)
                                   _________________________________


  The accompanying notes are an integral part of these financial statements.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

                 STATEMENT OF STOCKHOLDERS' EQUITY

         FROM THE DATE OF INCEPTION ON SEPTEMBER 26, 1997

                     THROUGH DECEMBER 31, 2000

                                                                                      Deficit
                                                                                    Accumulated
                               Preferred Stock        Common Stock      Capital in  During the
                              _______________________________________    Excess of  Development
                              Shares    Amount     Shares      Amount    Par Value      Stage
                              ________________________________________________________________
BALANCE, September 26, 1997        -   $     -            -   $      -   $      -   $      -

Issuance of 1,000,000
  shares of common stock for
  services at $.001 per share,
  September, 1997                  -         -    1,000,000      1,000          -          -

Net loss for the period ended
  December 31, 1997                -         -            -          -          -     (1,336)
                              ______    ______   __________     ______     ______    _______
BALANCE, December 31, 1997         -         -    1,000,000      1,000          -     (1,336)

Net loss for the year ended
  December 31, 1998                -         -            -          -          -       (178)
                              ______    ______   __________     ______     ______    _______
BALANCE, December 31, 1998         -         -    1,000,000      1,000          -     (1,514)

Issuance of 10,000,000
  shares of common stock for
  cash at $.001 per share,
  June, 1999                       -         -   10,000,000     10,000          -          -

Net loss for the year ended
  December 31, 1999                -         -            -          -          -       (884)
                              ______    ______   __________     ______     ______    _______
BALANCE, December 31, 1999         -         -   11,000,000     11,000          -     (2,398)

Net loss for the year ended
  December 31, 2000                -         -            -          -          -    (10,942)
                              ______    ______   __________    _______    _______    _______
BALANCE, December 31, 2000         -   $     -   11,000,000   $ 11,000   $      -   $(13,340)
                              ______    ______   __________    _______    _______    _______

   The accompanying notes are an integral part of this financial statement.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

                     STATEMENTS OF CASH FLOWS

                                                         For the      From Inception on
                                                        Year Ended      September 26,
                                                        December 31,    1997 Through
                                                     __________________  December 31,
                                                      2000        1999       2000
                                                    ______________________________
Cash Flows Provided by Operating Activities:
 Net loss                                          $  (10,942)  $  (884)  $ (13,340)
 Adjustments to reconcile net loss to
   net cash used by operating activities:
  Stock issued for services                                 -         -       1,000
  Changes in assets and liabilities:
    Increase (decrease) in accounts payable             1,589        49       1,589
    Increase (decrease) in loan payable                     -         -         712
    Decrease (increase) in related party receivable    (7,230)        -      (7,230)
    Additional accrued interest - related
      party                                               242         -         328
                                                       ______      _____     ______
     Net Cash Provided (Used) by
       Operating Activities                           (16,341)     (835)    (16,941)
                                                      _______      _____     ______
Cash Flows Provided by Investing
  Activities                                                -         -           -
                                                      _______      _____     ______
  Net Cash Provided by Investing
    Activities                                              -         -           -
                                                      _______      _____     ______
Cash Flows Provided by Financing
  Activities:
 Proceeds from notes payable - related party           10,000       235      10,000
 Proceeds from issuance of common stock                     -    10,000      10,000
                                                      _______    ______      ______
     Net Cash Provided by Financing
       Activities                                      10,000    10,235      20,000
                                                      _______    ______      ______

Net Increase (Decrease) in Cash                        (6,341)    9,400       3,059

Cash at Beginning of Period                             9,400         -           -
                                                      _______    ______      _______
Cash at End of Period                                $  3,059   $ 9,400   $   3,059
                                                      _______    ______      _______

Supplemental Disclosures of Cash Flow
  Information:

 Cash paid during the period for:
   Interest                                          $      -   $     -   $      -
   Income taxes                                      $      -   $     -   $      -

                            [Continued]

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

                     STATEMENTS OF CASH FLOWS

                            [CONTINUED]

Supplemental Schedule of Noncash Investing and Financing Activities:
  For the year ended December 31, 2000:
     The Company extended a loan payable of $712 and its accrued interest of $100 into a new note payable of $812.

  For the period from inception on September 26, 1997 through December 31, 1999:
     The Company issued 1,000,000 shares of its common stock for services valued at $1,000.

  The accompanying notes are an integral part of these financial statements.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

                   NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization - Wrap-N-Roll USA, Inc. (the Company) was organized under the laws of the State of Nevada on September 26, 1997 as Oxy General Corporation. Effective November 17, 2000, the Company changed its name from Oxy General Corporation to Wrap-N-Roll USA, Inc. The primary plan of operations of the Company is providing specialized advertising services to businesses of all sizes emphasizing on large format digital printing on perforated and non-perforated vinyl substrates. Through use of a special non-corrosive, vinyl material with a patented adhesive made by 3M, the Company offers businesses the ability to wrap the exterior of buildings, windows and motor vehicles with an advertising message.

  The Company's services are segmented into stationary or mobile advertising services. Stationary advertising services are defined as advertising services provided by the company utilizing stationary mediums for the display of the advertising message. Such mediums include buildings, windows and storefronts. Mobile advertising services are defined as advertising services provided by the Company utilizing mobile mediums such as a motor vehicle, for the display of the advertising message.

  Organization Costs - Organization costs, which reflect amounts expended to organize the Company, amounted to $1,000 and were expensed during the period ended December 31, 1997.

  Advertising Costs - Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received.

  Loss Per Share - The computation of loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". [See Note 7]

  Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

  Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

  Recently Enacted Accounting Standards - Statement of Financial Accounting Standards (SFAS) No. 136, "Transfers of Assets to a not for profit organization or charitable trust that raises or holds contributions for others", SFAS No. 137, "Accounting for
  Derivative Instruments and Hedging Activities - deferral of the effective date of FASB Statement No. 133 (an amendment of FASB Statement No. 133.),", SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - and Amendment of SFAS No. 133", SFAS No. 139, "Recission of SFAS No. 53 and Amendment to SFAS No. 63, 89 and 21", and SFAS No. 140, "Accounting to Transfer and Servicing of Financial Assets and Extinguishment of Liabilities", were recently issued. SFAS No. 136, 137, 138, 139 and 140 have no current applicability to the Company or their effect on the financial statements would not have been significant.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

                   NOTES TO FINANCIAL STATEMENTS

NOTE 2 - CAPITAL STOCK

  Common Stock - During September 1997, in connection with its organization, the Company issued 1,000,000 shares of its previously authorized, but unissued common stock. The shares were issued for services rendered valued at $1,000 (or $.001 per share).

  During June 1999, the Company issued 10,000,000 shares of its previously authorized, but unissued common stock for cash of $10,000 (or $.001 per share).

NOTE 3 - OPERATING LEASES

   The company leases two vehicles under operating leases expiring in 2003.

  Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 2000 for each of the next five years and in the aggregate are:

          Year Ended December 31,                  Amount

                  2001                            $ 6,824
                  2002                              6,824
                  2003                              4,549
                  2004                                  -
                  2005                                  -
                                                   ______
       Total minimum future rental payments:      $18,197
                                                   ______

NOTE 4 - INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". FASB 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. At December 31, 2000, the Company has available unused operating loss carryforwards of approximately $13,000, which may be applied against future taxable income and which expire in various years through 2020.

  The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance equal to the tax effect of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The net deferred tax assets are approximately $4,500 as of December 31, 2000 with an offsetting valuation allowance of the same amount resulting in a change in the valuation allowance of approximately $3,700 during 2000.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

                   NOTES TO FINANCIAL STATEMENTS

NOTE 5 - RELATED PARTY TRANSACTIONS

  Management Compensation - As of December 31, 2000, the Company has not paid any compensation to any officer/director of the Company.

  Office Space - The Company has not had a need to rent office space. An officer/shareholder of the Company is allowing the Company to use his/her home as a mailing address, as needed, at no expense to the Company.

  Receivable - As of December 31, 2000, an officer/shareholder of the Company had been advanced $7,230 by the Company as a no interest loan.

  Accounts Payable - As of December 31, 2000 an officer/shareholder of the Company was due $149 from the Company for reimbursable expenses.

  Notes Payable - As of December 31, 2000, the Company had two notes payable to a shareholder in the total amount of $10,812. One note for $812 is due April 1, 2001. The other note for $10,000 is due October 31, 2001. Both notes accrue interest at 10% per annum. Accrued interest amounted to $228 at December 31, 2000.

NOTE 6 - GOING CONCERN

  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has incurred losses since its inception and has not yet been successful in establishing profitable operations. Further, the Company has current liabilities in excess of current assets. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

                   NOTES TO FINANCIAL STATEMENTS

NOTE 7 - LOSS PER SHARE

  The following data shows the amounts used in computing loss per share:

                                          For the         From Inception on
                                         Year Ended          September 26,
                                        December 31,         1997 Through
                                      _____________________  December 31,
                                       2000        1999          2000
                                     __________________________________
    Loss from continuing operations
    available to common shareholders
    (numerator)                      $  (10,942)  $    (884)  $ (13,340)
                                     __________________________________
    Weighted average number of
    common shares outstanding used
    in loss per share for the period
    (denominator)                    11,000,000   6,835,616   5,857,383
                                     __________________________________

  Dilutive loss per share was not presented, as the Company had no common stock equivalent shares for all periods presented that would affect the computation of diluted loss per share.

================================== ===============================
Until _____________, 2001, all dealers      610,000 Common Shares
that effect transactions in these
securities, whether or not participating
in this offering, may be required to         WRAP-N-ROLL USA, INC.
deliver a prospectus.  This is in
addition to the dealers'obligation to
deliver a prospectus when acting as     ---------------------
underwriters and with respect to              PROSPECTUS
their unsold allotments or              ---------------------
subscriptions.
----------------------------------
TABLE OF CONTENTS
----------------------------------         _________, 2001
Prospectus Summary               2         *********************
Risk Factors                     3
  We are a new business          4    No dealer, salesperson or other person
  We have limited resources      4    has been authorized to give any
  We may seek capital from            information or to make any
   other sources                 4    representations other than those
  We lack market studies         4    contained in this Prospectus and, if
  We sell only 3M products       5    given or made, such information or
  We may face competition from        representations must not be relied
     suppliers                   5    upon as having be authorized by the
  We have only two employees     5    Company.  This Prospectus does not
  We are covered by the Penny         constitute an offer to sell or a
     Stock rules                 5    solicitation of an offer to buy any of
  There is no liquidity in            the securities offered hereby to whom
     our stock                   6    it is lawful to make such offer in any
Use of Proceeds                  7    any jurisdiction.  Neither the delivery
Description of Business          7    of this Prospectus nor any sale made
Management's Discussion and           hereunder shall, under any circumstances,
  Analysis or Plan of Operation 13    create any implications that information
Legal Proceedings               14    contained herein is correct as of any
Management                      14    time subsequent to the date hereof
Executive Compensation          15    or that there has been no change in
Principal Stockholders          16    the affairs fo the Company since
Certain Relationships and             such date.
 Related  Transactions          16
Selling Security Holders        16
Plan of Distribution            18
Description of the Securities   19
Market for Common Stock         20
Legal Matters                   21
Experts                         21
Additional Information          21
Index to Financial Statements   22

================================== ===============================

                              PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Articles of Incorporation provide that no officer or director shall be personally liable to the corporation or its shareholders for money damages except as provided pursuant to the Nevada Revised Statutes. Our Bylaws provide that we will indemnify and hold harmless, to the full extent allowed by the laws of the State of Nevada, each person who was, or is threatened to be made a party to, or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another entity, against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceedings.

     Chapter 78, Sections 78.7502 and 78.751, of the Nevada
Revised Statutes state the following:

     NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised, that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses to be paid by us in connection with the securities being offering by this prospectus and registration statement. No expenses will be paid by the selling security holders.

  Item                                            Amount
  ----------------------------------              ------

  SEC Registration Fees                           $    51
  Blue Sky Fees and Expenses*                     $   500
  Transfer Agent Fees and Expenses*               $   500
  Printing and Engraving Expenses*                $   500
  Legal Fees and Expenses*                        $10,000
  Accounting Fees and Expenses*                   $ 5,000
  Miscellaneous Fees and Expenses*                $ 1,000
  Federal Taxes                                   $     0
  State Taxes and Fees                            $     0
  Trustees' Fees                                  $     0

* Estimated Figure

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is information regarding the issuance and sales of our securities without registration since its formation.

     Effective June 1, 1999, we issued to Cliff Halling, our sole officer and director, a total of 10,000,000 shares of common stock for $10,000 cash. The sale was made in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933. Mr. Halling received, and had access to, all information pertaining to Wrap-N-Roll's business and financial condition. No underwriter was involved and no commissions were paid to any person. Mr. Halling represented to Wrap-N-Roll that he was purchasing for investment and not with a view to distribution, and he had such knowledge and experience in financial and business matters that would enable him to evaluate the merits and risks of the investment and was able to bear those risks.

ITEM 27.  EXHIBITS

     Exhibits required to be attached by Item 601 of Regulation S-B are listed below:

SEC Ref          Page
No.              No.       Description
-------          ----      -----------

3.1              *1*       Articles of Incorporation of the
                           Company, filed
                           with the State of Nevada on September
                           26, 1997.

3.2              *2*       Certificate of Amendment of Articles of
                           Incorporation, filed with the State of
                           Nevada on October 19, 2000, but effective
                           November 17, 2000.

3.3              *1*       Bylaws of the Company.

5.1              *6*       Opinion and consent of Lehman Walstrand &
                           Associates, LLC

10.1             *3*       Promissory Note dated April 1, 2000 executed by
                           the Company.

10.2             *4*       Promissory Note dated November 1, 2000 executed
                           by the Company.

10.3             *5*       Employment Agreement by and between the Company
                           and Cliff Halling dated January 1, 2001.

10.4             *5*       Rental/Utilities Agreement by and between the
                           Company and Cliff Halling dated January
                           1, 2001.

10.5             *7*       Promissory Note dated July 1, 2001
                           executed by the Company.

10.6             *7*       Promissory Note dated August 1, 2001
                           executed by the Company.

10.7             *7*       Amended Employment Agreement by and
                           between the Company and Cliff Halling
                           dated April 1, 2001

10.8              E-1      Joint Agreement with Jose Dicenzo dated
                           May 14, 2001

10.9              E-4      Joint Agreement with Newspaper Agency
                           Corporation dated June 11, 2001

10.10             E-7      Form of Wrap-N-Roll Service Agreement

23.1              E-8      Consent of Pritchett, Siler & Hardy

*1* The listed exhibits are incorporated herein by this reference to the Registration Statement on Form 10-SB, filed by the Company with the Securities and Exchange
            Commission  on February 10, 2000.

*2* The listed exhibit is incorporated herein by this reference to the Annual Report on Form 10-KSB for the calendar year ended December 31, 2000, filed by the Company with the Securities and Exchange Commission on April 12, 2001.

*3* The listed exhibit is incorporated herein by this reference to the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, filed by the Company with the Securities and Exchange Commission on August 14, 2000.

*4* The listed exhibits are incorporated herein by this reference to the Quarterly Report on Form 10-QSB for the quarter ended

            September 30, 2000, filed by the Company with the Securities and Exchange Commission on November 9, 2000.

*5* The listed exhibits are incorporated herein by this reference to the Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, filed by the Company with the Securities and Exchange Commission on May 16, 2001.

*6* The listed exhibit appears at page E-1 of the initial filing of this registration statement and is incorporated herein by this reference.

*7* The listed exhibits are incorporated herein by this reference to the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, filed by the Company with the Securities and Exchange Commission on August 20, 2001.

ITEM 28.  UNDERTAKINGS

  The undersigned Registrant undertakes:

1. To file, during any period in which it offers or sells securities, a post- effective amendment to this registration statement to:

  (i) Include any prospectus required by section 10(a)(3) of the Securities Act.
  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.
  (iii) Include any additional or changed information on the plan of distribution.

2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Salt Lake City, State of Utah, on October 4, 2001.


                              WRAP-N-ROLL USA, INC.

                              By: /s/ Cliff Halling
                              President, Secretary, Treasurer & Director

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


October 4, 2001                 /s/ Cliff Halling
                                President, Secretary, Treasurer & Director